EXHIBIT 10.4

                                   (REDACTED)

      [ * ] = Confidential materials omitted and filed separately with the
                      Securities and Exchange Commission.

                     RESEARCH CONTRACT AND LICENSE AGREEMENT

         This Research Contract and License Agreement (the "Agreement") is entered into as of July 1, 1999, by and between Rhone-Poulenc Ag Company Inc. ("RP Ag Co."), an incorporated company organized and existing under the laws of New York and wholly-owned subsidiary of Rhone-Poulenc Agro S.A. ("Rhone-Poulenc Agro"), and Agrinomics LLC ("Agrinomics"), a limited liability company organized and existing under the laws of Delaware.

                                    RECITALS

         A. Agrinomics has been formed pursuant to that certain Limited Liability Company Agreement dated as of July 1, 1999 (the "LLC Agreement"), among Agritope, Inc. ("Agritope"), ACTTAG Inc. ("ACTTAG"), a wholly-owned subsidiary of Agritope, and RP Ag Co., to conduct and coordinate a plant functional genomics program (the "Research Program") involving the activation tagging of large numbers of Arabidopsis plants in an attempt to create seeds and plants in which one or more genes are overexpressed; screening to identify phenotypic traits of interest in such plants; the isolation, sequencing and gene rescue of the associated genotypes; confirmation of phenotypes using such genes; and related activities, all as is more fully described in the Operating Plan of Agrinomics as adopted and amended from time to time by the Members of Agrinomics (the "Operating Plan"). Agrinomics expects to exploit the results of the Research Program commercially as is more fully described in the Operating Plan. Terms used herein and defined in the LLC Agreement shall have the meanings specified in the LLC Agreement unless otherwise stated herein.

         B. Agrinomics expects to exploit the results of the Research Program commercially as is more fully described from time to time in the Operating Plan. The agreements forming Agrinomics, and the Operating Plan, contemplate that RP Ag Co. and its Affiliates will have certain marketing and commercialization rights in defined fields of application for certain discoveries made in the Research Program.

         C. RP Ag Co. and its Affiliates have extensive experience, facilities, technologies, and personnel that the parties believe will be useful in the conduct of the Research Program.

         D. Each of RP Ag Co. and Agrinomics desires that RP Ag Co. render (or cause to be rendered by third parties) certain research services to Agrinomics, at the request of Agrinomics, in accordance with the Operating Plan and this Agreement.

                                    AGREEMENT

1.       DEFINITIONS

         1.1 "AFFILIATE" means a person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with RP Ag Co. For purposes of this definition, the term "control" means the possession, directly or indirectly, of 50% or more of the share capital or voting rights. For the purposes of this Agreement only, RP Ag Co. and Agrinomics will not be considered Affiliates of each other.

         1.2 "AGRINOMICS PROGRAM PATENTS" means, other than the RP Ag Co. Program Patents, Agrinomics' rights and interests, whether owned or licensed, in and to the exploitation of United States and foreign patents and patent applications, if any, including without limitation those rights and interests of Agrinomics developed by it or acquired by it under any or all of the current or future Research Contracts defined in the LLC Agreement, in each case covering or disclosing any aspect or part of the Agrinomics Program Technology. As used in this Agreement, "patent(s)" includes without limitation utility patents, whether for articles, compounds, plants, plant materials or products, processes, methods, or other patentable subject matter; plant variety protection certificates and rights under the Plant Variety Protection Act of 1970, as amended; plant patents under the Plant Patent Act of 1930, as amended; design patents; utility model rights; and all similar legally-protectible rights or properties in any nation or jurisdiction.

         1.3 "AGRINOMICS PROGRAM TECHNOLOGY" means, other than the RP Ag Co. Program Technology, any and all deliverables, services, intellectual properties, rights, and contributions from any person or entity under the Research Program, and all related information, technical or otherwise, and protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications developed directly by Agrinomics in the course of the Research Program or to be provided to it under any or all of the current or future Research Contracts defined in the LLC Agreement, and all intellectual property rights therein and thereto, to the extent owned by Agrinomics or to be licensed or to be owned by Agrinomics under such Research Contracts.

         1.4      [ * ]

         1.5 "BACKGROUND PATENTS" means, other than the RP Ag Co. Program Patents, RP Ag Co.'s and its Affiliates' rights under United States and foreign patents and patent applications, if any, in each case covering or disclosing any of the Background Technology or any inventions that are otherwise related to or useful for the development or exploitation of the Program Technology, or any Program Product, and all rights therein and thereto, to the extent the same are owned by RP Ag Co. or its Affiliates or available for its or their use or sublicensing without fee, royalty or encumbrance, as listed in Schedule 2 in accordance with Section 3.2 below.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         1.6 "BACKGROUND TECHNOLOGY" means, other than the RP Ag Co. Program Technology, all information, technical or otherwise, including, but not limited to, that comprised in formulae, protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications, delivered or disclosed by RP Ag Co. or its Affiliates to Agrinomics prior to the date of this Agreement with regard to the Research Program or disclosed by RP Ag Co. or its Affiliates to Agrinomics hereafter during the period of the Research Program and in the course of the Research Services, that is or may be related to or useful in the Research Program or for the development or commercial exploitation of any Program Technology or any Program Product, and all intellectual property rights therein and thereto, to the extent the same are owned by RP Ag Co. or its Affiliates or available for its or their use or sublicensing without fee, royalty or encumbrance, as listed in Schedule 2 in accordance with Section 3.2 below.

         1.7 "COSTS" means any direct and indirect cost and expense incurred by RP Ag Co. in performing the Research Services hereunder, which are attributable to its activities under this Agreement, including, but not limited to:

         (a) that part of the payroll costs (including any overtime, extra compensation, payroll taxes and the cost of maintaining employees' benefit plans) of RP Ag Co. and/or its Affiliates' employees which is properly and reasonably attributable to the performance of the Research Services; and

         (b) that part of RP Ag Co.'s rent and other charges associated with offices, greenhouses, and other facilities utilized by RP Ag Co.'s personnel which is properly and reasonably attributable to the performance of the Research Services;

         (c) materials, supplies, usage of equipment and vehicles, and similar items, to the extent the same will be devoted to the Research Program, as is consistent with the Operating Plan;

         (d) all filing, renewal, and other fees associated with any permits, regulatory filings or other government authorizations to the extent required for the conduct by RP Ag Co. and/or its Affiliates of the Research Services, and all costs of preparation of applications and supporting studies related thereto; and

         (e) that part of RP Ag Co.'s overhead and general office expenses which is properly and reasonably attributable to the performance of the Research Services; it being understood and agreed that RP Ag Co. and Agrinomics will from time to time as appropriate agree in writing upon the principles to be used in the allocation of costs of RP Ag Co. under this Agreement.

         1.8 "EXCLUSIVITY PERIOD" means that period that is determined on a country by country basis for each Program Product and that extends until there are no longer any Program Patents in that country applicable to the making, using, selling, offering for sale, developing or importing/exporting of the relevant Program Product, or, if later, until all Program Technology relevant to the applicable Program Product or its development has been disclosed without restriction to the public (but in the case of countries in the European Union where there are no longer any Program Patents based at least in part on technology existing as of the Effective Date, the Exclusivity Period applicable to the relevant Program Product will not extend longer in such country than ten years from the first commercial sale thereof in any country in the European Union). Restrictions on passive marketing (i.e., merely accepting unsolicited orders) of a Program Product in the European Union will not (unless otherwise permitted under applicable law) last more than five years from the first commercial sale thereof in any country in the European Union.

         1.9      The "FIELDS" described herein are, and are defined as:

         [ * ]

         1.10     [ * ]

         1.11 "PROGRAM PATENTS" means the Agrinomics Program Patents and the RP Ag Co. Program Patents.

         1.12 "PROGRAM PRODUCTS" means products, processes and technologies the relevant manufacture, use, sale, offer for sale, development or import/export of which if done by third parties would in the applicable jurisdiction infringe upon a claim of a Program Patent, or the conception, discovery, isolation, or development of which was enabled in a material way by the use of any Program Technology.

         1.13 "PROGRAM TECHNOLOGY" means the Agrinomics Program Technology and the RP Ag Co. Program Technology.

         1.14     [ * ]

         1.15 "RESEARCH SERVICES" means the research projects, services, and licenses described in more detail in the Operating Plan as services to be provided by RP Ag Co. and/or its Affiliates (as the case may be) to Agrinomics. The parties anticipate that the Operating Plan will be amended and supplemented by Agrinomics from time to time, but it is agreed that no change to the Research Services called for from RP Ag Co. and/or its Affiliates under this Agreement shall be made without RP Ag Co.'s and/or its Affiliates' prior written consent, which will not be unreasonably withheld or delayed. Subject to the Operating Plan and the preceding sentence, the Research Services will include, but will not be limited to, the following:



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         (a) on-going consultation as to the formulation, amendment and supplementation of the Operating Plan, including without limitation, providing certain services from certain RP Ag Co. employees for service on Agrinomics' Scientific Advisory Committee and making recommendations to such Scientific Advisory Committee and to Agrinomics' Board of Managers with respect thereto;

         (b) RP Ag Co. and/or its Affiliates (as the case may be) will perform and/or provide the following principal tasks, technologies and capabilities, as more fully described in the Operating Plan with respect to all activities in the Research Program (i.e., as applicable to or useful for the RP Ag Co. Fields and otherwise):

                           [ * ]

         (c) on-going coordination, as reasonably requested by Agrinomics from time to time, of the Research Services described herein with other services to be provided to Agrinomics by Agritope and any third parties with which Agrinomics may from time to time enter into research contracts, subscription contracts, license agreements, testing or certification agreements, marketing or distribution agreements, or other agreements as contemplated in the Operating Plan (the "Alliance Parties"); and

         (d) rendering assistance and consultation in relation to Agrinomics' patent strategies filings, prosecution and maintenance activities, in coordination with Agrinomics' Patent Committee, including without limitation, providing certain services from certain RP Ag Co. employees for service on Agrinomics' Patent Committee.

         1.16     [ * ]

         1.17 "RP AG CO. PROGRAM PATENTS" means RP Ag Co.'s and its Affiliates' rights and interests in United States and foreign patents and patent applications, if any, arising from work or activities conducted as part of the Research Services or otherwise covering any invention, discovery or improvement made or acquired by or for RP Ag Co. or its Affiliates (whether solely or jointly with others) in the course of the Research Services or in connection with the conduct of the Research Program, including without limitation those rights and interests of RP Ag Co. and its Affiliates to be transferred hereunder to Agrinomics.

         1.18 "RP AG CO. PROGRAM TECHNOLOGY" means any and all deliverables, services, intellectual properties, rights, and contributions provided or agreed to be provided by RP Ag Co. under the Research Program, and protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, improvements, and specifications to



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

be developed by RP Ag Co. directly in the course of the Research Program, and all intellectual property rights therein and thereto.

         1.19     [ * ]

         1.20     "TERM" means the period of this Agreement as determined under
Article 8 hereof, during which the Research Services will be performed.

2.       AGREEMENT TO PERFORM RESEARCH SERVICES; DUTY OF COOPERATION

         RP Ag Co., directly or through one or more of its Affiliates, or through third parties subject to the prior written consent of Agrinomics, hereby agrees during the Term to provide, or cause to be provided by third parties, the Research Services; provided, however, that RP Ag Co. reserves the right to decline to render or cause to be rendered Research Services in any case where RP Ag Co., in its judgment, does not have adequate facilities, personnel or resources to perform or cause to be performed the Research Services, or where providing the Research Services would violate RP Ag Co. policies or relevant law. RP Ag Co. will exert commercially reasonable efforts to obtain any and all permits or regulatory filings or other government authorizations for the conduct by it of the Services hereunder. Agrinomics shall assist RP Ag Co. in all such efforts and otherwise shall provide RP Ag Co. with sufficient information and assistance as reasonably requested by RP Ag Co. to enable RP Ag Co. to provide or cause to be provided the Research Services.

3.       PROGRAM TECHNOLOGY/PATENTS AND LICENSES

         3.1      RIGHTS IN PROGRAM TECHNOLOGY AND PROGRAM PATENTS

         (a) All ownership, copyright, patent, trade secrecy, and other rights and title in and to all Program Technology and Program Patents shall be owned solely by Agrinomics. RP Ag Co. hereby transfers and assigns to Agrinomics all of the foregoing, whether now existing or hereafter coming into existence, subject to the rights of third parties. RP Ag Co. will assist Agrinomics as requested during and after the term of this Agreement to further evidence and perfect Agrinomics' rights in such property, including without limitation, securing appropriate agreements from its Affiliates and contractors, executing additional instruments of conveyance, and assisting Agrinomics with applications for patents, copyright registrations, or other registrations. Agrinomics may by written notice to RP Ag Co. from time to time decline to accept any RP Ag Co. Program Patents as such hereunder, either entirely or on a country-by-country basis, from that time forward, and in that event such declined patent or application shall not be part of the RP Ag Co. Program Patents, but shall be considered part of the Background Patents.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         (b) Agrinomics hereby grants to RP Ag Co. and its Affiliates a nonexclusive, royalty-free, worldwide license, with no right to sublicense, to use and to exercise the Program Technology and the Program Patents for research purposes during and in support of the Research Program.

         (c) Agrinomics hereby grants to RP Ag Co. a worldwide license, with right to sublicense, under the Program Technology and the Program Patents and as described in Section 4.1(a) below, to make, have made, use, sell, offer for sale, develop, and import/export any and all Program Products within [ * ]. This license under this Section 3.1(c) shall be exclusive during the Exclusivity Period to the extent that [ * ] and otherwise shall be nonexclusive. Notwithstanding the foregoing, Agrinomics and RP Ag Co. hereby agree that, [ * ] RP Ag Co. hereby grants to Agritope, as a third-party beneficiary, the right to enter into one or more exclusive (where such rights of RP Ag Co. are exclusive hereunder, and otherwise nonexclusive) implementation and worldwide commercialization agreements, as described in Section 4.1(b) below, with respect to the exploitation of any Program Technology and/or Program Patents in the [ * ] in one or more of [ * ]. If in any particular instance, Agritope declines its right to obtain any such license, [ * ] or shall not respond prior to the end of that time period, the rights for that Program Product in that crop in [ * ] shall revert to RP Ag Co. pursuant to this
                  Section 3.1(c).

         (d) Agrinomics hereby grants to RP Ag Co. and its Affiliates:

                  (i) [ * ] option [ * ] to obtain, pursuant to Section 4.2 below, a royalty-bearing, worldwide license under the Program Technology and the Program Patents, to make, have made, use, sell, offer for sale, develop, and import/export any [ * ]; and

                  (ii) [ * ] option [ * ] to negotiate with Agrinomics to obtain a license, under terms and with a scope to be determined as provided in Section 4.3 below, to make, have made, use, sell, offer for sale, develop, and import/export any Program Product that [ * ].

         (e) Agrinomics hereby agrees to afford RP Ag Co. and its Affiliates a right of first negotiation and, if applicable as described below, a right of first refusal, to contract with Agrinomics to conduct any Agrinomics project directed to the implementation or commercialization within the [ * ] of any novel genes owned by Agrinomics and discovered by Agrinomics or its Affiliates or contractors directly in the course of the Research Program; provided, however that these rights shall not apply to any project directed to any [ * ].



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  (i) Pursuant to such right of first negotiation, Agrinomics shall notify RP Ag Co. of any decision by Agrinomics during the Term to conduct any implementation or commercialization project covered by RP Ag Co.'s rights under this clause (e). Such decision is acknowledged to be that of Agrinomics to make in its sole discretion. Agrinomics shall negotiate in good faith with RP Ag Co. and only with RP Ag Co., for a period of [ * ] following such notification in order to reach agreement on RP Ag Co.'s or its Affiliates' conducting such project. Such an agreement, if reached, may include a commercialization agreement with respect any Program Product that may result from such project, or it may provide that a commercialization agreement therefor would be entered later, pursuant to Section 4.2.

                  (ii) If, despite such good faith efforts, such an agreement is not reached in the negotiation period, RP Ag Co. shall be afforded a further period of [ * ] during which it would have a right of first refusal to accept any deal for such a implementation or commercialization project in the same gene in the [ * ] offered by Agrinomics to any other person or entity on terms that are, taken as a whole, more beneficial to such other person or entity than the best terms Agrinomics had offered to RP Ag Co. during the negotiation period (that is, if Agrinomics so offers any such deals in such period). If no such more favorable deals are offered, or if offered, RP Ag Co. declines to agree to perform them [ * ], then Agrinomics shall be free to enter into one or more agreements with third parties for the conduct of such projects. [ * ]

         (f) Agrinomics hereby grants to RP Ag Co. and its Affiliates a nonexclusive, royalty-free, worldwide license, with no right to sublicense, to use and to exercise the RP Ag Co. Program Technology (but not any of the Program Patents, unless otherwise stated in this Agreement or under a separate agreement) for internal research purposes;

         (g)      [ * ]

         3.2      LICENSES TO BACKGROUND TECHNOLOGY AND BACKGROUND PATENTS

         (a) Schedule 2 hereto contains a complete list and description of all Background Patents and Background Technology, as currently anticipated by RP Ag Co. RP Ag Co. shall promptly (and at least annually) supplement such list and description throughout the Term by written notices to Agrinomics if and when any additional Background Patents or Background Technology not previously so listed and described is used or applied, or is proposed to be used or applied, by RP Ag Co. or its Affiliates, at their sole discretion, in performing the Research Services or otherwise in connection with the Research



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  Program. For the avoidance of doubt, no Background Patents or Background Technology shall be withdrawn from Schedule 2 without prior written consent of Agrinomics.

         (b) RP Ag Co. will retain all ownership, copyright, trade secrecy, and other rights and title in and to all Background Technology and Background Patents [ * ], subject only to the express licenses granted herein.

         (c) RP Ag Co. hereby grants to Agrinomics a nonexclusive, royalty-free, worldwide license, with right to sublicense, to use and to exercise the Background Technology and the Background Patents (including without limitation [ * ]) for research purposes during and in support of the Research Program.

         (d) Subject to RP Ag Co. rights under Section 3.1 above, RP Ag Co. hereby grants to Agrinomics a nonexclusive, royalty-free, worldwide license, with right to sublicense, under the Background Technology and the Background Patents, to make, have made, use, sell, offer for sale, and import any and all Program Products; provided, however, that no right or license is granted to Agrinomics to exploit commercially [ * ].

         4.       LICENSES AND COMMERCIALIZATION AGREEMENTS

         4.1      EXCLUSIVE LICENSES IN THE [ * ]

         (a) The parties hereby agree that all licenses in [ * ] as and to the extent stated in Section 3.1(c). The specific terms, conditions, royalty rates or formulas, payment terms, audit rights, and other aspects of the exclusive licenses hereunder (apart from the worldwide exclusivity PER SE which is automatically granted, as and to the extent stated in Section 3.1(c)) in [ * ] shall be determined by mutual written agreements (the "Commercialization Agreements") to be entered between Agrinomics and RP Ag Co. prior to the conduct of any marketing or commercialization activities under such licenses. If, in connection with the negotiation of a Commercialization Agreement, the parties are not in agreement on all the terms, including without limitation, royalty rates, or other terms, within [ * ] starting from the date of notification by RP Ag Co. of its intent to enter into a Commercialization Agreement, then the provisions of the Commercialization Agreement as to such terms will be determined by binding arbitration conducted in accordance with Section 9 below. [ * ] then, in consideration for such rights granted to Agrinomics, RP Ag Co. and its Affiliates [ * ].

         (b) The specific terms, conditions, royalty rates or formulas, payment terms, audit rights, and other aspects of Agritope's exclusive licenses, to the extent stated in Section 3.1(c), in



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  [ * ] shall be determined by mutual written agreements (the "Commercialization Agreements") to be entered between Agritope and RP Ag Co. prior to the conduct of any marketing or commercialization activities under such licenses. If, in connection with the negotiation of a Commercialization Agreement, Agritope and RP Ag Co. are not in agreement on all the terms, including without limitation, royalty rates, or other terms, within [ * ] starting from the date of notification by RP Ag Co. to Agritope of its intent to enter into a Commercialization Agreement with respect to [ * ], then the provisions of the Commercialization Agreement as to such terms will be determined by binding arbitration conducted between RP Ag Co. and Agritope under an arbitration agreement on substantially the terms set forth in Section 9 below. [ * ]

         4.2      RIGHT TO OBTAIN LICENSES FOR [ * ]

         The specific terms, conditions, royalty rates or formulas, payment terms, audit rights, and other aspects of the licenses under Section 3.1(d)(i) above with respect to [ * ] shall be determined under mutual written Commercialization Agreements to be entered between RP Ag Co. and Agrinomics prior to the conduct of any marketing or commercialization activities under such licenses. If, in connection with the negotiation of a Commercialization Agreement, the parties are not in agreement on all the terms, including without limitation, the scope and nature of any exclusive rights thereunder, royalty rates, or other terms, within [ * ] starting from the first date of notification by RP Ag Co. to Agrinomics (which notification shall occur within the [ * ] option period stated in Section 3.1(d)(i)) of its desire to enter into such a Commercialization Agreement with respect to a particular [ * ] in a particular application (the "Notice Date" with respect thereto), then the provisions of such Commercialization Agreement will be determined by binding arbitration conducted in accordance with Section 9 below, which arbitration shall be guided by and consistent with the following terms:

         (i) If exclusive marketing rights under the Commercialization Agreements are desired by RP Ag Co., then RP Ag Co. or its Affiliate or sublicensee would provide a marketing plan to Agrinomics, [ * ]. Based on this information, Agrinomics and RP Ag Co. would negotiate in good faith to determine geographical regions in which RP Ag Co. would have exclusive or nonexclusive marketing rights with rights to sublicense. Agrinomics would give RP Ag Co. exclusivity in [ * ], and RP Ag Co. will be granted nonexclusive rights in other regions. Any exclusive marketing rights granted for a particular geographical region would become nonexclusive in the event that RP Ag Co. and its sublicensees do not achieve and maintain a substantial market share in such geographical region. The definition of [ * ] would be determined by such arbitration, if it is not otherwise mutually agreed to by Agrinomics and RP Ag Co. on a case-by-case basis for each such [ * ].



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         (ii) RP Ag Co. and its Affiliates shall grant to Agrinomics and its Affiliates a nonexclusive, worldwide and perpetual license, with right to sublicense, to make, have made, use, sell, offer for sale, develop and import/export, in any crop or application, any and all improvements on any Program Product and/or Program Technology made by RP Ag Co. or its Affiliates or sublicensees during the term of each such license. Such license will be royalty-bearing, at a rate to be determined by mutual agreement of RP Ag Co. and Agrinomics. If such mutual agreement is not reached prior to the first commercial launch by Agrinomics or its sublicensee of any product pursuant to such sublicense, then such royalty rate shall be determined by the arbitration referred to hereinabove, if it is not otherwise mutually agreed to Agrinomics and RP Ag Co. on a case-by-case basis.

         (iii) RP Ag Co. and its Affiliates shall not grant any sublicenses under any such license without the prior written consent of Agrinomics, which consent shall not be unreasonably withheld with respect to any such license to the extent the license to RP Ag Co. is exclusive, it being agreed that consent to any sublicensing of any such license to RP Ag Co. that is nonexclusive may be withheld in Agrinomics' sole discretion. Any such sublicense must, without limitation, provide that Agrinomics shall have a royalty-free, nonexclusive, worldwide and perpetual license, with right to sublicense, to make, have made, use, sell, offer for sale, and import any or all improvements made by the sublicensee during the term of such sublicense.

         (iv) Royalties to be paid by RP Ag Co. to Agrinomics with respect to fees or other consideration paid to RP Ag Co. or its Affiliates by any sublicensee under any such license (other than fees or consideration measured by sales of [ * ] made by the sublicensee and covered by net sales royalties pursuant to the Commercialization Agreement) in return for the grant of such sublicense, shall be [ * ].

         (v) All royalties shall be paid quarterly, within [ * ] after the end of the calendar quarter, in US Dollars, to Agrinomics' account in Portland, Oregon.

         (vi) RP Ag Co. shall keep, and shall cause its Affiliates and sublicensees to keep, for at least five years, full and accurate books and records in sufficient detail so that sums due Agrinomics hereunder can be properly calculated. RP Ag Co. shall permit, and shall cause its Affiliates and sublicensees to permit, representatives of Agrinomics to examine its books and records at reasonable times and intervals for the purpose of verifying the accuracy of the written statements submitted by RP Ag Co. and its Affiliates and sums paid or payable hereunder. Such examination shall be made at the expense of Agrinomics, except that if such examination discloses a



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                  discrepancy of five percent (5%) or more in the amount of royalties and other payments due to Agrinomics, then RP Ag Co. shall reimburse Agrinomics for the costs of such examination.

         (vii) Such licenses shall survive the expiration or termination of the Term of this Agreement and shall be effective for the longer of the duration of any applicable licensed patents, or [ * ] following the date of the Commercialization Agreement for the applicable [ * ]. Following such term, such licenses shall become fully-paid, worldwide and nonexclusive.

         4.3      RIGHT TO NEGOTIATE LICENSES FOR OTHER PROGRAM PRODUCTS

         The specific terms, conditions, royalty rates or formulas, payment terms, audit rights, and other aspects of the licenses, if any, under Section 3.1(d)(ii) above with respect to Program Products that are not [ * ] shall be determined under mutual written Commercialization Agreements that may be entered between RP Ag Co. and Agrinomics prior to the conduct of any marketing or commercialization activities under any such licenses. The parties acknowledge and agree that, if and to the extent that it would be in the best interests of Agrinomics to retain (and to have the right to license to other entities) rights or licenses described in Section 3.1(d)(ii) in particular territories or in particular products or applications, RP Ag Co. and Agrinomics will attempt in good faith to agree that RP Ag Co. will not obtain licenses under Section 3.1(d)(ii) in those territories, products, or applications. If the parties do not reach agreement within [ * ] starting from the first date of notification by RP Ag Co. to Agrinomics (which notification shall occur within the [ * ] option period stated in Section 3.1(d)(ii)) of RP Ag Co.'s exercise of its option under
Section 3.1(d)(ii) with respect to a Program Product for implementation or commercialization in a particular application (the "Notice Date" with respect thereto), as to whether and to what extent there will be a license to RP Ag Co. in particular territories, products, or applications for such Program Product, then the provisions of such an agreement will be determined by binding arbitration conducted in accordance with Section 9 below. If, in connection with the negotiation of a Commercialization Agreement (to the extent there will be a grant of a license to RP Ag Co. under Section 3.1(d)(ii)), the parties are not in agreement on all the terms, including without limitation the scope and nature of any exclusive rights thereunder, royalty rates, or other terms, within [ * ] starting from the applicable Notice Date, then the provisions of such Commercialization Agreement will be determined by binding arbitration conducted in accordance with Section 9 below, which arbitration shall as to any Commercialization Agreement be guided by and consistent with the terms set forth in Section 4.2 (i) - (vii). The arbitrations referred to in the preceding two sentences as to a particular Program Product may be conducted as a single proceeding.

5.       FEES AND CAPITAL COSTS

         5.1 IN GENERAL. Except as is otherwise provided with respect to specific tasks or Services in the Operating Plan, Agrinomics shall pay or cause



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

to be paid to RP Ag Co., as the exclusive compensation to RP Ag Co. for Research Services to be performed by it hereunder, a fee (the "Fee") equal to the Costs.

         5.2 BUDGETS; FEE PAYMENTS. Agrinomics shall pay RP Ag Co. the sum of one-fourth of the applicable portion of the annual business plan budget per quarter with a true-up for actual costs before the closing of RP Ag Co.'s books at year-end, on or before the first business day of each quarter, as an estimated total Fee for all Research Services to be rendered to Agrinomics during such quarter. Such quarterly payment shall be adjusted by mutual written agreement of Agrinomics and RP Ag Co. as changes are made to Agrinomics' budget or the Operating Plan, or otherwise as needed in light of experience of the parties under this Agreement or any anticipated substantial change in the Research Services or Costs thereof. Within 45 days after the end of each calendar quarter, or as near thereto as practicable, RP Ag Co. shall compute and advise Agrinomics by invoice or credit memo of the actual total amount payable hereunder for Research Services in respect of such quarter. The parties shall make the proper adjustments to make the amounts paid for Research Services during such quarter equal the Fees actually payable therefor, either by Agrinomics' paying any shortfall within ten days following the end of such 45-day period, or by RP Ag Co.'s giving Agrinomics a credit against any subsequent payment in the amount of any prior overpayment.

         5.3 BOOKS AND RECORDS. RP Ag Co. agrees to maintain adequate books and records regarding the provision of Research Services under this Agreement, including accounting for the Costs, with appropriate supporting documentation. Agrinomics shall have, upon not less than forty-eight (48) hours prior written notice to RP Ag Co., access during normal business hours, to the books and records of RP Ag Co. relating to the Research Services. Agrinomics shall have the right to review such books and records and copy same at its own cost and expense.

         5.4 AUDIT RIGHTS. Agrinomics shall have the right to audit RP Ag Co.'s books and records once every twelve months for the purpose of confirming the Costs for the previous twelve month period. Agrinomics shall give reasonable notice of its intent to audit, and the parties will attempt to schedule such audit so as not to unreasonably interfere with the conduct of RP Ag Co.'s operations. Agrinomics agrees to notify RP Ag Co. within 30 days should Agrinomics believe that all or any portion of an invoice or credit memo is not supported by the audit, and the parties agree to meet promptly to resolve any Cost which Agrinomics believes is not supported by the audit. Any such audit shall be at the expense of Agrinomics, unless the inspection or audit reveals, with respect to the period under audit, that the Costs have been overstated, or royalties have been understated, by more than 5%, in which event RP Ag Co. shall pay or reimburse Agrinomics for the reasonable expenses of such inspection or audit, in addition to Agrinomics' other remedies for such overpayment or underpayment.

6.       CONFIDENTIALITY

         6.1 PROTECTION OF INFORMATION. Each of RP Ag Co. and Agrinomics agrees:
(i) to take all reasonable precautions and to use its best efforts to maintain the confidentiality of all Confidential Information (as defined below) that such party (the "Recipient") obtains in respect to the other (the "Disclosing Party"); and (ii) not to use or disclose such Confidential Information to any third parties other than the Recipient's Affiliates that are similarly bound to protect the same or otherwise with the written approval of the Disclosing Party or as permitted by Section 6.2. "Confidential Information" means all proprietary or confidential information owned or provided by a Disclosing Party other than information that (A) was previously known to the Recipient or any of its Affiliates (other than from a Disclosing Party or an Affiliate thereof), or (B) is available or, without the fault of the Recipient or any of its Affiliates (other than Agrinomics), becomes available to the general public, or (C) is lawfully received by the Recipient from a third party that, to the Recipient's knowledge, is not bound by any similar obligation of confidentiality. The disclosure of Confidential Information shall not constitute any grant of license or any other rights nor generate any business arrangements unless specifically set forth herein or in another agreement.

         6.2 CERTAIN DISCLOSURES. A Recipient may disclose Confidential Information to appropriate regulatory authorities, attorneys, accountants and pursuant to any order of a court, administrative agency or other governmental authority and may take any lawful action that it deems necessary to protect its interests or the interests of its Affiliates under, or to enforce compliance with the terms and conditions of, this Agreement; PROVIDED, HOWEVER, that in the event that it appears that a Recipient may become legally compelled to disclose any Confidential Information, it will promptly consult with the Disclosing Party as to the reasons for such disclosure and will afford the Disclosing Party a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially.

7.       STATUS AND LIABILITIES OF THE PARTIES

         7.1 NO AGENCY. Nothing herein contained shall make RP Ag Co. an agent, general representative or employee of Agrinomics for any purpose, and RP Ag Co. shall render the Research Services and perform its other obligations hereunder as an independent contractor on a non-exclusive basis. RP Ag Co. shall not have the power to bind Agrinomics unless and except as, in respect of any specific matters, it is hereafter expressly authorized to do so in writing by Agrinomics.

         7.2 DUTY OF GOOD FAITH. RP Ag Co. agrees to perform the Research Services contemplated by the terms of this Agreement diligently and in good faith. RP Ag Co. shall not have liability for any act done or omitted to be done in the performance of the Research Services unless done or omitted to be done as a result of RP Ag Co.'s gross negligence or willful misconduct.

         7.3 INDEMNIFICATION. Agrinomics shall indemnify and defend RP Ag Co. and its Affiliates (other than Agrinomics), licensees and permitted assigns, and their respective directors, officers, and employees and agents (the "Indemnified Parties") from and against (i) any and all claims of any employee of Agrinomics relating to his or her employment, including claims of breach of expenses or implied contract, benefits, wrongful termination, discrimination or harassment, except to the extent such claims are the result of any action of RP Ag Co. or its employees, acting in their capacity as such employees; (ii) any and all claims of any third party arising from any of RP Ag Co.'s actions or omissions to act, within the scope of this Agreement, including without limitation as to environmental matters; and (iii) any costs or expenses (including reasonable attorneys' fees and costs) incurred by the Indemnified Parties relating to such claims. Notwithstanding the foregoing, Agrinomics shall have no liability for any claims, costs or expenses to the extent caused by RP Ag Co.'s gross negligence or willful misconduct, or RP Ag Co.'s breach of its agreements hereunder, and RP Ag. Co. shall indemnify and defend Agrinomics and its Affiliates (other than RP Ag Co. and its Affiliates), licensees and permitted assigns, and their respective directors, officers, and employees and agents from and against any claim arising by reason of such gross negligence, willful misconduct or breach of its agreements hereunder, including without limitation as to environmental matters.

         7.4 NO WARRANTIES. Each party affirms that it has no actual knowledge that any of the technology, rights or other services, products or activities to be performed, licensed or provided by it under or in connection with this Agreement would, as so performed or provided, or as used or further distributed as contemplated, infringe any intellectual property right of any person or entity. Each party will promptly inform the other of any such knowledge that it may obtain during the term of this Agreement. EXCEPT AS FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES HEREUNDER, WHETHER OF RESEARCH SUCCESS, MERCHANTABILITY OR NONINFRINGEMENT, AND RP AG CO. AND AGRINOMICS HEREBY DISCLAIM ANY IMPLIED WARRANTIES AND ANY WARRANTIES ARISING BY TRADE USAGE OR COURSE OF PERFORMANCE.

         7.5 NO CONSEQUENTIAL OR INCIDENTAL DAMAGES. In no event shall either party have any liability to the other or to any third-party whomsoever for consequential or incidental damages. Specifically, RP Ag Co. shall have no liability for any consequential or incidental damages, whether arising from its own acts or failures to act, or from services provided or failed to be provided by third-party providers, except to the extent such damages involve harm to persons or physical property and arise directly from RP Ag Co.'s gross negligence or willful misconduct. Agrinomics agrees that the remuneration to be paid to RP Ag Co. hereunder for the Research Services contemplated herein reflects these limitations of liability and disclaimers of warranties.

8.       TERM AND TERMINATION

         8.1 TERM. The Term shall commence on the Closing Date under the LLC Agreement, and shall expire on the earliest of: (a) the termination of the LLC Agreement, (b) a termination hereof at the election of a Member pursuant to a right to do so as described in the LLC Agreement; (c) June 30, 2004, or (d) the date of termination otherwise specified in this Article 8. In the event of an expiration of the Term pursuant to subsection (c) above, the Term shall automatically renew as of July 1, 2004, and as of every October 1 thereafter for a term that shall expire the following September 30, subject to the termination provisions otherwise specified in this Article 8.

         8.2 NON-RENEWAL. Either party to this Agreement may either (i) terminate the Term effective at the end of the then-current Term, or (ii) require renegotiation of this Agreement, with no obligation of either party to enter into an agreement, effective at the end of the then-current Term, by giving written notice to the other party sixty (60) days in advance of the end of the then-current Term. Once notice under this Section 8.2 has been given, this Agreement will not automatically renew under Section 8.1.

         8.3 TERMINATION FOR DEFAULT. If either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach ninety (90) days' notice in writing, unless the notified party within such 90-day period shall have cured the breach. Neither party will be considered in breach of this Agreement for purposes of the termination remedy stated herein during any period in which there is a good faith dispute between the parties as to the existence of such breach. If the parties are, despite negotiations at the highest levels of their respective managements over a period of at least ninety days, unable to resolve any good faith dispute between them as to the existence of such breach, such dispute may at the election of either party be resolved in accordance with
Section 9.

         8.4 EFFECT OF TERMINATION OR EXPIRATION. Any termination or expiration of the Term will not affect any rights or obligations which have arisen prior to the date of such termination. Except for a termination due to the uncured default of Agrinomics, Agrinomics' licenses granted under Section 3.2 will survive any termination or expiration of the Term. Except for a termination due to the uncured default of RP Ag Co., RP Ag Co.'s licenses (and all related sublicenses) granted under clauses (a) and (c) - (g) of Section 3.1 and Section 4 will survive any termination or expiration of the Term; provided, however, that RP Ag Co.'s licenses under clauses (c) - (g) of Section 3.1 (and its rights under Section 4 with respect thereto) will not apply to any Program Product containing protein sequences, gene constructs, data, techniques, manuals, instructions, samples, germplasm, inventions, development processes, assays, or improvements, first discovered following the end of the Term. The provisions of

Articles 6, 7, 8, 9, and 10 will survive any termination or expiration of the Term.

9.       ARBITRATION OF DISPUTES

         If the parties fail to reach agreement with respect to a dispute or difference (other than as to a question relating to patent validity, which the parties intend will be decided in litigation and not in arbitration), between the parties arising out of or in connection with this Agreement, the dispute or difference will be determined by arbitration in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an independent and impartial arbitrator, who (unless the parties agree otherwise) shall have had both training and experience as an arbitrator of agricultural technology licensing matters, including biotechnology, and who shall be, and for at least ten years shall have been, a partner, shareholder or member in a highly respected law firm headquartered in the United States. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of Delaware applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act (9 U.S.C. ss.1 et seq.). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of Delaware applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. All fees, costs and expenses of the arbitrator, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the arbitrator in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitrator.

10.      GENERAL PROVISIONS

         10.1 SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, proposals, or understandings, whether written or oral, other than the LLC Agreement and the agreements referenced therein. No amendment of this Agreement shall be effective unless set forth in writing and signed by authorized agents of both parties. No waiver or consent to any departure by Agrinomics or RP Ag Co. from performance under this Agreement shall be effective unless set forth in writing and signed by an authorized agent of the party to be bound, nor shall any such waiver or consent be construed beyond its explicit terms to imply any subsequent or other instance of such performance.

         10.3 ASSIGNMENT. This Agreement and the Research Services provided hereunder and/or any rights and/or duties associated therewith may not be assigned or transferred by RP Ag Co. without the prior written consent of Agrinomics, which consent will not be unreasonably withheld or delayed; provided, however, that an assignment to an Affiliate of RP Ag Co. [ * ] will not require the consent of Agrinomics. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         10.4 FORCE MAJEURE. This Agreement shall not be terminated as a result of any failure of a party to perform any of its obligations hereunder if such failure is due to circumstances beyond its control (an "Event of Force Majeure"), including, but not limited to, any requisition by any government authority, act of war, strike, boycott, lockout, picket, riot, sabotage, civil commotion, insurrection, epidemic, disease, act of God, fire, flood, accident, explosion, earthquake, storm, failure of public utilities or common carriers, mechanical failure, embargo, or prohibition imposed by any governmental body or agency having authority over the party, provided, that at such time as an Event of Force Majeure no longer exists, the respective obligations of the parties hereto shall be reinstated and this Agreement shall continue in full force and effect. The party affected by any Event of Force Majeure shall give prompt written notice thereof to the other party hereto and each party each shall use good faith efforts to minimize the duration and consequences of, and to eliminate, any such Event of Force Majeure.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions of the State of Delaware or any other jurisdiction to the contrary.

         10.6 NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other parties):




[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

         To RP Ag Co.:

                  Rhone-Poulenc Ag Company Inc.
                  2 T.W. Alexander Drive
                  Research Triangle Park
                  North Carolina  27709, USA
                  Attention:  General Counsel
                  Facsimile: (919) 549-2500

         with a copy to:

                  Rhone-Poulenc Agro S.A.
                  14-20, rue Pierre Baizet
                  69 623 Lyon, FRANCE
                  Attention:  General Counsel
                  Facsimile: (04) 72 85 29 81

         To Agrinomics:

                  Agrinomics LLC
                  16160 SW Upper Boones Ferry Rd.
                  Portland, OR  97224, USA
                  Attention:  Adolph J. Ferro, Chief Executive Officer
                  Facsimile:  (503) 670-7703

         and with a copy to:

                  Perkins Coie LLP
                  411 -108th Avenue NE, Suite 1800
                  Bellevue, WA  98004, USA
                  Attention:  Roger M. Tolbert, Esq.
                  Facsimile:  (425) 453-7350

Notices shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given , or on the first day after transmission by facsimile transmission, if transmitted by facsimile as set forth above, or on the fifth day after mailing, if mailed as set forth above.

         10.7 HEADINGS. The headings of the sections of this Agreement have been set forth for use of reference only and shall not be used to construe or interpret the terms and conditions of this Agreement.

         10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         10.9 CONSTRUCTION. This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                                   RHONE-POULENC AG COMPANY INC.


                                                   By:   /s/P. Housset
                                                   Name: Pascal Housset
                                                   Title:   Director

                                                   AGRINOMICS LLC


                                                   By:   /s/Adolph J. Ferro
                                                   Name: Adolph J. Ferro
                                                   Title:   CEO

SCHEDULE 1: [ * ]
-----------------


  [ * ]















[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

            SCHEDULE 2: BACKGROUND PATENTS AND BACKGROUND TECHNOLOGY
            --------------------------------------------------------



[ * ]


















[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

                                      -25-